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                                                                       Exhibit 5



                                January 28, 2000




PopMail.com, inc.
4801 West 81st Street, Suite 112
Bloomington, Minnesota   55437

      Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted on behalf of PopMail.com, inc. (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on February 3, 2000 relating to the registration under the Securities Act of 1933, as amended, of a maximum of 8,983,975 shares of common stock, par value $.01 per share (the "Common Stock"), issuable by the Company as follows: (a) 2,350,000 shares and, 2,350,000 shares issuable upon exercise of warrants, issued in connection with a private placement; (b) 735,100 shares of Common Stock offered by certain selling shareholders; and (c) 3,548,875 shares issuable upon the exercise of certain other warrants.

     Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

          1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

          2. The Common Stock has been duly authorized and, when issued as described in the registration statement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Maslon Edelman Borman & Brand, LLP



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